EXHIBIT 99.1

Harris Corporation Increases FY 2004 Earnings Per Share Guidance

MELBOURNE, Florida, January 20, 2004 — Harris Corporation (NYSE:HRS) today reported an increase in its earnings per share guidance for the current fiscal year 2004, ending July 2, 2004. The company now expects fiscal 2004 net income to be in the range of $1.85 to $1.95 per diluted share. The company’s previous guidance for net income in fiscal 2004 had been $1.50 to $1.65 per share.

“Both our Government Communications Systems and RF Communications segments continue to deliver stronger than expected performance as a result of our participation in a number of ongoing programs involving advanced communication systems and tactical radios. The current pace in these businesses is now expected to continue into the third and fourth quarters,” said Howard L. Lance, chairman, president and CEO of Harris. “As a result of this continued momentum, and the positive impact from previous expense-reduction actions taken in our commercial businesses, our expectations for fiscal 2004 earnings have increased substantially.”

The company also announced preliminary results for the second quarter of fiscal year 2004. Earnings are expected to be $.50 per diluted share, compared to $.25 per share in the second quarter of fiscal 2003. Revenue for the quarter is expected to be $605 million, compared to $524 million last year.

Second quarter fiscal 2004 results reflect a $5.0 million pre-tax charge included in non-operating income, which is associated with a write down in the carrying value of Harris’ interest in Teltronics, Inc. Also included in second quarter fiscal 2004 results is a $3.3 million after-tax benefit from the resolution of a foreign tax audit.

Harris will issue a press release containing its second quarter fiscal 2004 financial results at 4 p.m., Eastern Time, on Tuesday, January 27, 2004. The company will host a conference call on Tuesday, January 27, 2004 at 5:00 p.m., Eastern Time, to discuss its second quarter fiscal 2004 financial results and fiscal 2004 outlook.

The dial-in number for the teleconference is (719) 457-2617 and the access code is #379730. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. A replay of the teleconference will be available beginning at 8:00 p.m. ET on the 27th and will run until midnight ET on Tuesday, February 3. To access the replay, please call (719) 457-0820, access code #379730. The conference call will also be broadcast live via the Internet at http://www.harris.com/conference-call. A recording of the call will be available on the Company’s website beginning at 7:00 p.m. ET on January 27.

Harris Corporation is an international communications technology company focused on providing assured communications™ product, system and services for government and commercial customers. The company’s five operating divisions serve markets for government communications, tactical radio, broadcast, microwave, and network support systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expectations for strong performance in our government businesses, expected earnings and revenue for the second quarter of fiscal 2004, and earnings guidance for fiscal 2004. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in our markets and, as a result, future income and expenditures; the severe telecommunications slow-down, which has had and may continue to have a negative effect on our telecom businesses; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer demand for financing and customer credit risk; cost reductions, which may not yield the benefits we expect and could have adverse effects on our future business; the impact of competitive products and pricing; risks inherent in developing new technologies; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HARRIS CORPORATION
1025 West NASA Boulevard
Melbourne, Florida 32919

January 20, 2004

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Harris Corporation Form 8-K — Item 12

Ladies and Gentlemen:

On behalf of Harris Corporation, a Delaware corporation, furnished herewith pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and Rule 13a-11 promulgated thereunder, is a Form 8-K, including Exhibits. This Form 8-K is furnished pursuant to Item 12 of the Form. The Form 8-K is being submitted electronically pursuant to Regulation S-T of the Securities Exchange Act of 1934, as amended.

Very truly yours,

HARRIS CORPORATION

By:	/s/ Scott T. Mikuen

Scott T. Mikuen, Esq. Vice President — Counsel, Corporate & Commercial Operations, Assistant Secretary

Encls.